                                                                    EXHIBIT 99.1


                           INSITE VISION INCORPORATED
                             1994 STOCK OPTION PLAN

                  (Amended and Restated as of March 17, 1997)

                                  ARTICLE ONE

                               GENERAL PROVISIONS


       I.        PURPOSES OF THE PLAN

                 A. The 1994 Stock Option Plan (the "Plan") was adopted as the 1993 Stock Plan as of July 28, 1993 to be effective October 25, 1993 (the "Effective Date") to promote the interests of InSite Vision Incorporated, a Delaware corporation (the "Corporation"), by providing eligible individuals with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations). This amendment and restatement changes the name of the Plan to the 1994 Stock Option Plan and is effective as of January 1, 1994.

                 B. This Plan serves as the successor to the Corporation's 1989 Stock Plan (the "1989 Plan"), and no further option grants shall be made under the 1989 Plan from and after the Effective Date. All options outstanding under the 1989 Plan on such Effective Date are hereby incorporated into this Plan and shall accordingly be treated as outstanding options under this Plan. However, each outstanding option so incorporated shall continue to be governed solely by the express terms and conditions of the instrument evidencing such grant, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of the Corporation's common stock thereunder or their exercise of any outstanding stock appreciation rights thereunder.

                 C. For purposes of the Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

                          Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
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                          Each corporation (other than the Corporation) in an
         unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     II.         STRUCTURE OF THE PLAN

                 A. The Plan shall be divided into two separate components: the Discretionary Option Grant Program specified in Article Two and the Automatic Option Grant Program specified in Article Three. Under the Discretionary Option Grant Program, eligible individuals may be granted options to purchase shares of the Corporation's common stock. Under the Automatic Option Grant Program, each eligible member of the Corporation's Board of Directors (the "Board") will automatically receive an option grant to purchase shares of the Corporation's common stock.


                 B. The provisions of Articles One and Four of the Plan shall apply to the Discretionary Option Grant Program and the Automatic Option Grant Program and shall accordingly govern the interests of all individuals in the Plan.

     III.        ADMINISTRATION OF THE PLAN

                 A. Article Two of the Plan shall be administered by a committee ("Committee") of two (2) or more non-employee Board members appointed by the Board. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

                 B. The Committee which shall act as Plan Administrator (the "Plan Administrator") shall have full power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Discretionary Option Grant Program and to make such determinations and interpretations concerning such program and any outstanding option under Article Two as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in any outstanding option under the Plan.

                 C. Administration of the Automatic Option Grant Program shall be self-executing in accordance with the express terms and conditions of Article Three.





                                       2.
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     IV.         ELIGIBILITY FOR OPTION GRANTS

                 A. The persons eligible to participate under Article Two of the Plan shall be limited to the following:

                               (i) officers and other employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or any parent or subsidiary corporation);

                               (ii) non-employee members of the Board or the non-employee members of the board of directors of any parent or subsidiary corporation:

                              (iii) those consultants or independent contractors who provide valuable services to the Corporation (or any parent or subsidiary corporation).

                 B. Non-employee members of the Board shall also be eligible to receive automatic option grants pursuant to the provisions of Article Three (such individuals shall, for purposes of Articles Three and Four, be referred to as "Eligible Directors").

                 C. The Plan Administrator shall have full authority to determine which eligible individuals are to receive discretionary option grants under Article Two, the number of shares to be covered by each such grant, whether the granted option is to be an incentive stock option ("Incentive Option") which satisfies the requirements of Section 422 of the Internal Revenue Code or a non-statutory option not intended to meet such requirements, the time or times at which each such option is to become exercisable, and the maximum term for which the option is to remain outstanding.

       V.        STOCK SUBJECT TO THE PLAN

                 A. Shares of the Corporation's common stock, par value $0.01 per share ("Common Stock") shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The aggregate number of shares available for issuance under the Plan from and after the Effective Date shall not exceed 2,488,853 shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Section V. Such share reserve includes (i) the initial number of shares reserved on the Effective Date, including outstanding options granted under the 1989 Plan that were incorporated into this Plan, (ii) a 500,000-share increase authorized by the Board on March 29, 1994, and





                                       3.
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approved by the stockholders on May 31, 1994, and (iii) an additional
500,000-share increase authorized by the Board on March 17, 1997, subject to stockholder approval at the 1997 Annual Meeting. To the extent one or more outstanding options under the 1989 Plan which have been incorporated into this Plan are subsequently exercised, the number of shares issued with respect to each such option shall reduce, on a share-for-share basis, the number of shares available for issuance under this Plan.

                 B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first day of January each calendar year, beginning with the 1998 calendar year, by an amount equal to two percent (2%) of the total number of shares of the Corporation's Common Stock outstanding on December 31st of the immediately preceding calendar year. All options granted on the basis of each such annual share increase shall be non-statutory options under the federal tax laws.

                 C. The maximum number of shares available for issuance under the Plan pursuant to the Automatic Option Grant Program in effect for non-employee Board members pursuant to Article Three shall not exceed 150,000 shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Section V.

                 D. The maximum number of shares of Common Stock for which any one participant in the Plan may be granted stock options and separately exercisable stock appreciation rights over the term of the Plan shall be limited to 850,000 shares, subject to adjustment from time to time in accordance with the provisions of this Section V. For purposes of the foregoing limitation, stock options and stock appreciation rights granted prior to January 1, 1994 shall not be taken into account.

                 E. Should one or more outstanding options under this Plan (including any outstanding options under the 1989 Plan incorporated into this Plan) expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of Section IV of Article Two of the Plan), the shares subject to the portion of the option not so exercised shall be available for subsequent option grant under the Plan. Shares subject to any option or portion thereof surrendered or cancelled in accordance with Section V of Article Two and
Section III of Article Three of the Plan shall not be available for subsequent option grant under the Plan. Should the exercise price of an outstanding option under the Plan (including any option incorporated from the 1989 Plan) be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option under the Plan, then the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the option holder.





                                       4.
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                 F.       In the event any change is made to the Common Stock
issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities issuable under the Automatic Option Grant Program, (iii) the maximum number and/or class of securities issuable for which any one individual may be granted stock options and separately exercisable stock appreciation rights under the Plan after December 31, 1993, (iv) the number and/or class of securities for which stock options are to be granted to newly-elected or continuing non-employee Board members under the Automatic Option Grant Program and (v) the number and/or class of securities and price per share in effect under each outstanding option under the Plan (including each outstanding option incorporated into this Plan from the 1989 Plan). The purpose of such adjustments to the outstanding options shall be to preclude the enlargement or dilution of rights and benefits under those options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.


















                                       5.
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                                  ARTICLE TWO

                       DISCRETIONARY OPTION GRANT PROGRAM


       I.        TERMS AND CONDITIONS OF OPTIONS

                 Options granted pursuant to this Article Two shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or non-statutory options. Individuals who are not Employees may only be granted non-statutory options. Each option granted shall be evidenced by one or more instruments in the form approved by the Plan Administrator. Each such instrument shall, however, comply with the terms and conditions specified below, and each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section II of this Article Two.

                 A.       Option Price.

                          1.      The option price per share shall be fixed by
the Plan Administrator, but in no event shall the option price per share be less than the fair market value per share of Common Stock on the date of the option grant.

                          2.      The option price shall become immediately due
upon exercise of the option and, subject to the provisions of Section VI of this Article Two and the instrument evidencing the grant, shall be payable in one of the following alternative forms:

                          -       cash or check made payable to the
         Corporation's order;

                          - shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date (as such term is defined below); or

                          - through a broker-dealer sale and remittance procedure pursuant to which the optionee shall provide irrevocable instructions (I) to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable federal and state income and employment taxes required to be withheld by the Corporation in connection with such purchase and (II) to the Corporation to deliver the certificates for





                                       6.

         the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                          For purposes of this Section I.A.2, the Exercise Date
shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is used in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

                          3.      The fair market value per share of Common
Stock on any relevant date under the Plan shall be determined in accordance with the following provisions:

                          - If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                          - If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists on the Nasdaq National Market shall be determinative of Fair Market Value.

                 B.       Term and Exercise of Options.

                          Each option granted under this Article Two shall be
exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing the option grant. No such option, however, shall have a maximum term in excess of ten (10) years from the grant date.





                                       7.

                 C. Limited Transferability of Options. During the lifetime of the optionee, Incentive Options shall be exercisable only by the optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the optionee's death. However, non-statutory options may, in connection with the optionee's estate plan, be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

                 D.       Termination of Service.

                          1.      Except to the extent otherwise provided
pursuant to Section VII of this Article Two, the following provisions shall govern the exercise period applicable to any options held by the optionee at the time of cessation of Service or death.

                          - Should the optionee cease to remain in Service for any reason other than death or permanent disability, then the period for which each outstanding option held by such optionee is to remain exercisable shall be limited to the three (3)-month period following the date of such cessation of Service.

                          - In the event such Service terminates by reason of permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code), then the period for which each outstanding option held by the optionee is to remain exercisable shall be limited to the twelve (12)-month period following the date of such cessation of Service.

                          - Should the optionee die while in Service or during the three (3)-month period following his or her cessation of Service, then the period for which each of his or her outstanding options is to remain exercisable shall be limited to the twelve
         (12)-month period following the date of the optionee's cessation of Service. During such limited period, the option may be exercised by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution.

                          - Under no circumstances, however, shall any option be exercisable after the specified expiration date of the option term.





                                       8.

                          - Each such option shall, during such limited exercise period, be exercisable for any or all of the shares for which the option is exercisable on the date of the optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

                 2. The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the optionee under this Article Two to be exercised, during the limited period of exercisability provided under Section I.D.1 above, not only with respect to the number of shares for which each such option is exercisable at the time of the optionee's cessation of Service but also with respect to one or more subsequent installments of purchasable shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

                          - The Plan Administrator shall have full power and authority to extend the period of time for which any option granted under this Article Two is to remain exercisable following the optionee's cessation of Service or death from the limited period in effect under Section I.D.1 of this Article Two to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

                          3.      For purposes of the foregoing provisions of
this Section I.D (and for all other purposes under the Plan):

                          - The optionee shall be deemed to remain in the SERVICE of the Corporation for so long as such individual renders services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the Board or an independent consultant or advisor.

                          - The optionee shall be considered to be an EMPLOYEE for so long as such individual remains in the employ of the Corporation or one or more of its parent or subsidiary corporations, subject to the control and direction of the employer entity as to the work to be performed and the manner and method of performance.





                                       9.

                 E.       Stockholder Rights.

                          An optionee shall have no stockholder rights with
respect to any shares covered by the option until such individual shall have exercised the option and paid the option price for the purchased shares.

     II.         INCENTIVE OPTIONS

                 The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two. Incentive Options may only be granted to individuals who are Employees. Options which are specifically designated as "non-statutory" options when issued under the Plan shall not be subject to such terms and conditions.

                 A. Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the federal tax laws shall be applied on the basis of the order in which such options are granted.

                 B. 10% Stockholder. If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations ("10% Stockholder"), then the option price per share shall not be less than one hundred and ten percent (110%) of the fair market value per share of Common Stock on the grant date, and the option term shall not exceed five (5) years measured from the grant date.

                 Except as modified by the preceding provisions of this Section II, the provisions of the Plan shall apply to all Incentive Options granted hereunder.

     III.        CORPORATE TRANSACTION/CHANGES IN CONTROL

                 A. In the event of any Corporate Transaction or Change in Control (as defined below), each option which is at the time outstanding under this Article Two shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, respectively, become fully exercisable with respect to the total number of shares of Common Stock at the time





                                      10.

subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Article Two shall not so accelerate upon a Corporate Transaction if and to the extent such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. The determination of comparability shall be made by the Plan Administrator, and its determination shall be final and binding.

                 B. A "Corporate Transaction" shall mean any of the following stockholder-approved transactions:

                      (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                      (b) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

                 C. For all purposes under the Plan, a "Change in Control" shall mean a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement, other than a Corporate Transaction; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

                          (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under
                 Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Corporation representing forty percent (40%) or more of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of directors of the Corporation, pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept; or





                                      11.

                          (ii) a change in the composition of the Board occurs over any period of two (2) consecutive years or less such that a majority of the Board ceases for any reason to be comprised of individuals who either (A) have been Board members continuously since the beginning of that period or (B) have been elected or nominated for election as Board members during such period by a vote of at least three-fourths (3/4) of the Board members described in clause (A) who were still in office at the time Board approved such election or nomination.

                 D. Upon the consummation of the Corporate Transaction, all outstanding options under this Article Two shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company. Any options accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term.

                 E. Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder, in consummation of such Corporate Transaction, had such person exercised the option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

                 F. The grant of options under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                 G. The exercisability as incentive stock options under the federal tax laws of any options accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain subject to the dollar limitation of Section II of this Article Two. To the extent such dollar limitation is exceeded, the accelerated option shall be exercisable as a non-statutory option under the federal tax laws.

     IV.         CANCELLATION AND REGRANT OF OPTIONS

                 The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under this Article Two and to grant in substitution new options under





                                      12.

the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than the fair market value of the Common Stock on the new grant date (or one hundred ten percent (110%) of such fair market value in the case of an Incentive Option granted to a 10% Stockholder).

       V.        STOCK APPRECIATION RIGHTS

                 A. Each officer of the Corporation subject to the short-swing profit restrictions of the federal securities laws shall be granted limited stock appreciation rights in tandem with his or outstanding options under this Article Two. Upon the occurrence of a Hostile Take-Over, each outstanding option with such a limited stock appreciation right shall automatically be cancelled, and the optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for those shares) over (ii) the aggregate exercise price payable for such shares. The cash distribution payable upon such cancellation shall be made within five (5) days following the consummation of the Hostile Take-Over. The Plan Administrator shall pre-approve, at the time the limited stock appreciation right is granted, the subsequent exercise of that right in accordance with the terms of the grant and the provisions of this Section V.A. No additional approval of the Plan Administrator or the Board shall be required at the time of the actual option cancellation and cash distribution.

                 B. For purposes of Section V.A, the following definitions shall be in effect:

                          A Hostile Take-Over shall be deemed to occur in the
event any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Corporation's stockholders to accept.

                          The Take-Over Price per share shall be deemed to be
equal to the greater of (a) the fair market value per share on the date of cancellation, as determined pursuant to the valuation provisions of Section I.A.3 of this Article Two, or (b) the highest reported price per share paid in effecting such Hostile Take-Over. However, if the cancelled option is an Incentive Option, the Take-Over Price shall not exceed the clause (a) price per share.





                                      13.

                 C. The shares of Common Stock subject to any option surrendered or cancelled for an appreciation distribution pursuant to this
Section V shall NOT be available for subsequent option grant under the Plan.

     VI.         LOANS OR INSTALLMENT PAYMENTS

                 The Plan Administrator may assist any optionee (including any officer) in the exercise of one or more outstanding options under this Article Two, including the satisfaction of any federal and state income and employment tax obligations arising therefrom, by (a) authorizing the extension of a loan to such optionee from the Corporation or (b) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) will be established by the Plan Administrator in its sole discretion. Loans and installment payments may be granted with or without security or collateral (other than to optionees who are consultants or independent contractors, in which event the loan must be adequately secured by collateral other than the purchased shares), but the maximum credit available to the optionee shall not exceed the sum of (i) the aggregate option price (less par value) of the purchased shares plus (ii) any federal and state income and employment tax liability incurred by the optionee in connection with the exercise of the option.















                                      14.

                                 ARTICLE THREE

                         AUTOMATIC OPTION GRANT PROGRAM


       I.        ELIGIBILITY

                 The individuals eligible to receive automatic option grants pursuant to the provisions of this Article Three shall be limited to (i) those individuals who are first elected or appointed as non-employee Board members on or after the Effective Date, whether through appointment by the Board or election by the Corporation's stockholders, provided they have not otherwise been in the prior employ of the Corporation (or any parent or subsidiary corporation) and (ii) those individuals who continue to serve as non-employee Board members at one or more Annual Stockholder Meetings held while this Automatic Grant Program remains in effect, commencing with the 1994 Annual Meeting.

     II.         TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

                 A. Grant Dates. Option grants will be made under this Article Three on the dates specified below:

                               (i) Each individual who first becomes a non-employee Board member at any time after October 25, 1993, whether through election at an Annual Stockholders Meeting or through appointment by the Board, and who has not previously been in the employ of the Corporation (or any parent or subsidiary corporation) shall automatically be granted upon the terms and conditions of this Article Three, at the time of such initial election or appointment, a non-statutory stock option to purchase 10,000 shares of Common Stock. A non-employee Board member who replaces a Board member shall not receive an initial 10,000-share grant if both the new and former Board member are affiliated with the same investment fund or similar entity.

                              (ii)         On the date of each Annual
         Stockholders Meeting held after the Effective Date, beginning with the 1994 Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member shall automatically be granted a non-statutory stock option to purchase 5,000 shares of Common Stock, provided such individual did not receive a 10,000-share grant in the same calendar year.














                                      15.

                 The 10,000-share limitation on the initial automatic option grants and the 5,000-share limitation on periodic grants to be made to each Eligible Director shall be subject to periodic adjustment pursuant to the applicable provisions of paragraph V.E of Article One.

                 B. Exercise Price. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the automatic grant date.

                 C. Payment. The option price shall become immediately due upon exercise of the option and shall be payable in one of the alternative forms specified in Section I.A.2 of Article Two.

                 D. Option Term. Each automatic grant under this Article Three shall have a maximum term of ten (10) years measured from the automatic grant date.

                 E. Exercisability. Each automatic option grant for 10,000 or 5,000 shares shall become exercisable for the option shares one (1) year after the date of grant, provided the Eligible Director remains a member of the Board through such date. Each such option shall remain exercisable until the expiration or sooner termination of the option term.

                 F. Limited Transferability. Each automatic grant under this Article Three may, in connection with the optionee's estate plan, be assigned in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment.

                 G.       Effect of Termination of Board Membership.

                          1.      Should the Eligible Director cease to be a
Board member for any reason (other than death or Permanent Disability (as defined in Code Section 22(e)(3)) while holding an automatic option grant under this Article Three, then he or she shall have a three (3)-month period following the date of such cessation of Board membership in which to exercise such option for any or all of the shares of Common Stock for which the option is exercisable at the time the Eligible Director ceases service as a Board member.

                          2.      Should the Eligible Director cease to be a
Board member by reason of Permanent Disability while holding an automatic option grant under this Article Three, then he or she shall have a six
(6)-month period following the date of such cessation












                                      16.

of Board membership in which to exercise such option for any or all of the shares of Common Stock for which the option is exercisable at the time the Eligible Director ceases service as a Board member.

                          3.      Should the Eligible Director die while
serving as a Board member or during the three (3)-month period following his or her cessation of Board service, then the option may subsequently be exercised, for any or all of the shares of Common Stock for which the option is exercisable at the time of the Eligible Director's cessation of Board membership, by the personal representative of his or her estate or by the person or persons to whom the option is transferred pursuant to the Eligible Director's will or in accordance with the laws of descent and distribution.
Any such exercise must, however, occur within six (6) months after the date of the Eligible Director's death.

                          4.      In no event shall any automatic grant under
this Article Three remain exercisable after the specified expiration date of the ten (10)-year option term. Upon the expiration of the applicable exercise period in accordance with subparagraphs 1, 2 and 3 above or (if earlier) upon the expiration of the ten (10)-year option term, the automatic grant shall terminate and cease to be exercisable.

                 H. Stockholder Rights. The holder of an automatic option grant under this Article Three shall have no stockholder rights with respect to any shares covered by such option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

                 I. Remaining Terms. The remaining terms and conditions of each automatic option grant shall be as set forth in the prototype Director Automatic Grant Agreement attached as Exhibit A to the Plan.

     III.        CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKEOVER

                 A. Each automatic option grant outstanding at the time of a Corporate Transaction or a Change in Control shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for such Corporate Transaction or Change in Control, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares at any time prior to the expiration or sooner termination of the option term. Upon the consummation of the Corporate Transaction, all automatic option grants under this Article Three shall terminate and cease to be outstanding.








                                      17.

                 B. Upon the occurrence of a Hostile Take-Over, each outstanding automatic option grant made pursuant to the provisions of this Article Three shall automatically be cancelled and the optionee shall in return be entitled to a cash distribution from the Corporation calculated in accordance with Section V.B of Article Two and payable at the time and in the manner set forth in Section V.B of Article Two. Stockholder approval of this March 17, 1997 restatement of the Plan shall constitute pre-approval of each option subsequently granted under this Article Three with such a cancellation provision and the subsequent cancellation of that option in accordance with the terms of this Section III.B. No additional approval of the Board or any Plan Administrator shall be required at the time of the actual option cancellation and cash distribution.

                 C. The automatic option grants outstanding under this Article Three shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                 D. The shares of Common Stock subject to each option cancelled in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under this Plan.

















                                      18.

                                  ARTICLE FOUR

                                 MISCELLANEOUS

       I.        AMENDMENT OF THE PLAN

                 The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

     II.         TAX WITHHOLDING

                 A. The Corporation's obligation to deliver shares or cash upon the exercise of stock options or stock appreciation rights granted under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

                 B. The Plan Administrator may, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of Rule 16b-3 of the Exchange Act) provide any or all holders of outstanding option grants under Article Two with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such options, one or more of such shares with an aggregate fair market value equal to the designated percentage (any multiple of 5% specified by the optionee) of the federal and state income and employment taxes ("Taxes") incurred in connection with the acquisition of such shares. In lieu of such direct withholding, one or more optionees may also be granted the right to deliver shares of Common Stock to the Corporation in satisfaction of such Taxes. The withheld or delivered shares shall be valued at the Fair Market Value on the applicable determination date for such Taxes.

     III.        EFFECTIVE DATE AND TERM OF PLAN

                 A. This Plan, as successor to the Corporation's 1989 Plan, became effective as of the October 25, 1993 Effective Date. The Plan was subsequently amended and restated by the Board on December 15, 1993 with the purpose of, among other provisions, deleting direct stock issuances and renaming the Plan to the 1994 Stock Option Plan. On March 29, 1994 the Board amended and restated the Plan to increase the number of shares of Common Stock issuable thereunder by 500,000 shares and to impose a limitation on the maximum number of shares of Common Stock for which any one participant in the Plan may be granted stock options and separately exercisable stock appreciation rights after





                                      19.

December 31, 1993. The 1994 restatement was approved by the Corporation's stockholders in May 1994.


                 B. On March 17, 1997, the Board adopted amendments to the Plan (the "1997 Amendment") to effect the following changes: (i) increase the maximum number of shares of Common Stock available for issuance over the term of the Plan by an additional 500,000 shares; (ii) implement an automatic share increase feature pursuant to which the number of shares of Common Stock available for issuance under the Plan will automatically increase on the first day of January each year, beginning January 1, 1998, by two percent (2%) of the total number of shares of Common Stock outstanding on the last day of December in the immediately preceding year; (iii) increase the maximum number of shares available for issuance under the Automatic Option Grant Program in effect under the Plan by an additional 33,334 shares to 150,000 shares; (iv) impose a specific limitation of 850,000 shares on the maximum number of shares for which any one participant may be granted stock options and separately exercisable stock appreciation rights in the aggregate under the 1994 Plan; (v) render the non-employee Board members eligible to receive option grants under the Discretionary Option Grant Program; (vi) remove certain restrictions on the eligibility of non-employee Board members to serve as Plan Administrator; and(vii) effect a series of additional changes to the provisions of the Plan (including the stockholder approval requirements, the transferability of non-statutory stock options and the elimination of the six (6)-month holding period requirement as a condition to the exercise of stock appreciation rights) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities and Exchange Commission which exempts certain officer and director transactions under the 1993 Plan from the short-swing liability provisions of the Federal securities laws. The 1997 Amendment is subject to stockholder approval at the 1997 Annual Meeting, and no option grants made on the basis of the 500,000-share increase shall become exercisable in whole or in part unless and until the 1997 Amendment is approved by the stockholders. Should such stockholder approval not be obtained at the 1997 Annual Meeting, then each option grant made pursuant to the 500,000-share increase shall terminate and cease to remain outstanding, and no further option grants shall be made on the basis of that share increase. In addition, the automatic share increase feature pursuant to which the share reserve under the Plan will automatically increase on the first day of January each year will not be implemented. Finally, the maximum number of shares set aside for issuance under the Automatic Option Grant Program will remain limited to 116,666 shares, and the non-employee Board members will not become eligible to participate in the Discretionary Option Grant Program. However, the provisions of the Plan as in effect immediately prior to the 1997 Amendment shall automatically be reinstated, and option grants may thereafter continue to be made pursuant to the reinstated provisions of the Plan. All option grants made prior to the 1997 Amendment shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing those options, and nothing in the 1997 Amendment shall be deemed to modify or in any way affect those outstanding options or issuances.





                                      20.

                 B. Each option issued and outstanding under the 1989 Plan immediately prior to the Effective Date shall be incorporated into this Plan and treated as an outstanding option under this Plan, but each such option shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant, and nothing in this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of shares of Common Stock thereunder or their exercise of outstanding stock appreciation rights thereunder.

                 C. The Plan shall terminate upon the earlier of (i) July 27, 2003 or (ii) the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of options granted under Article Two. If the date of termination is determined under clause (i) above, then no options outstanding on such date shall be affected by the termination of the Plan, and such securities shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

                 D. Options may be granted under this Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided each option granted is not to become exercisable, in whole or in part, at any time prior to stockholder approval of an amendment authorizing a sufficient increase in the number of shares issuable under the Plan.

     IV.         USE OF PROCEEDS

                 Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

       V.        REGULATORY APPROVALS

                 A. The implementation of the Plan, the granting of any option hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the procurement by the Corporation of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.

                 B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of federal and state securities laws, including the filing and effectiveness of a Form S- 8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which stock of the same class is then listed.





                                      21.

     VI.         NO EMPLOYMENT/SERVICE RIGHTS

                 Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or Service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's employment or Service at any time and for any reason, with or without cause.

     VII.        MISCELLANEOUS PROVISIONS

                 A. The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any optionee.

                 B. The provisions of the Plan shall be governed by the laws of the state of California, as such laws are applied to contracts entered into and performed in such state.

                 C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.























                                      22.

                                   EXHIBIT A

                       Director Automatic Grant Agreement




























                                      23.